Exhibit 99.1


[LOGO] Pennichuck Corporation


For immediate release:                 For more information, contact:
March 26, 2004                         Donald L. Correll, President and CEO
                                       Pennichuck Corporation
                                       Phone: 603-882-5191

        Pennichuck Corporation Announces Receipt of City of Nashua's
                   Petition To Public Utilities Commission

NASHUA, N.H. (March 26, 2004) -- Pennichuck Corporation (NASDAQ: PNNW) today announced receipt of a copy of a "petition for valuation pursuant to RSA 38:9" filed March 24 with the New Hampshire Public Utilities Commission
(PUC) by the city of Nashua.

The petition asks the PUC to order a determination of the fair market value of the assets of Pennichuck's three regulated subsidiaries, Pennichuck Water Works, Inc., Pennichuck East Utility, Inc., and Pittsfield Aqueduct Company, Inc., and to allow the city to acquire these entities.

Donald L. Correll, Pennichuck president and chief executive officer, said, "This petition is another step in a process that began almost two years ago, with the city of Nashua threatening to take our assets by eminent domain.

"Pennichuck will absolutely, unequivocally and aggressively defend the company and its 152-year operating history. We intend to take appropriate action in the best interests of our customers, employees and shareholders after we have studied and analyzed the petition," Correll said.

Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

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